                                                                      Exhibit 12

         Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                             (dollars in thousands)


                               Nine months                      Fiscal Years
                                  ended
                                October 1,
                                   1995       1994      1993     1992      1991     1990
                             ------------------------------------------------------------------
Consolidated pre-tax income
 from continuing operations       $157,799   $32,942  $118,966   $78,799   $72,391  $109,844

Share of less than majority
 owned subsidiary not
 distributed - (gain) loss            (201)      132     1,067       383       746       214


Interest                             6,018     8,514     8,668     8,000     5,424     6,214
Interest portion of
 rental expense                        363       481       526       619       768       811
Minority interest                       61         0       209       176       167       440
                             ------------------------------------------------------------------
     Earnings                     $164,040   $42,069  $129,436   $87,977   $79,496  $117,523
                             ==================================================================
Interest                          $  6,018   $ 8,514  $  8,668   $ 8,000   $ 5,424  $  6,214
Interest portion of
 rental expense                        363       481       526       619       768       811
                             ------------------------------------------------------------------
     Fixed charges                $  6,381   $ 8,995  $  9,194   $ 8,619   $ 6,192  $  7,025
                             ==================================================================
Ratio of earnings to
 fixed charges                       25.7x      4.7x     14.1x      10.2x     12.8x     16.7x
                             ==================================================================

   Pro Forma Computation of Ratio of Earnings to Fixed Charges (Unaudited)*
                             (dollars in thousands)

                                 Nine months ended   Fiscal Year
                                  October 1, 1995       1994
                                 ------------------  -----------

Consolidated pre-tax income
from continuing operations                $157,799       $32,942

Share of less than
majority owned subsidiary
not distributed - (gain) loss                 (201)          132

Interest                                     6,018         8,514

Interest portion of
rental expense                                 363           481

Minority interest                               61             0
                                          --------       -------

     Earnings                             $164,040       $42,069
                                          ========       =======

Interest                                  $  6,018       $ 8,514

Incremental increase based
solely on interest
rate change                                    844         1,125
                                          --------       -------
                                             6,862         9,639
Interest portion of
rental expense                                 363           481
                                          --------       -------

     Fixed Charges                        $  7,225       $10,120
                                          ========       =======

     Ratio                                    22.7x          4.2x
                                          =========      =======


*Computed based on a 7% coupon and $100,000,000 of Debentures, in accordance with the applicable rules of the Securities and Exchange Commission. (If the pro forma ratios were computed based on $150,000,000 of Debentures, they would be 16.7x and 3.1x, respectively.) Earnings have not been adjusted to reflect the premium paid to redeem the Convertible Debentures. A decrease of 1/8 of 1% in the assumed interest rate would increase the pro forma ratio from 22.7x to 23.0x for the nine months ended October 1, 1995.